Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007, except as to Note 2 and Note 27 which are as of October 29, 2007, relating to the consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005, which appears in InterOil Corporation ‘s Restated Annual Report on Form 40-F / A-1 for the year ended December 31, 2006, dated October 30, 2007.
PricewaterhouseCoopers
Melbourne, Australia
January 8, 2008